EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between

MAI HOLDINGS, INC.,

MAI MERGER CORP

and

PRESSTEK, INC.

dated as of

August 22, 2012

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TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	2

Section 1.1	The Merger	2
Section 1.2	Closing.	2
Section 1.3	Effective Time.	3
Section 1.4	Directors and Officers of the Surviving Corporation.	3
Section 1.5	Subsequent Actions.	3
Section 1.6	Stockholders’ Meeting	3

ARTICLE II CONVERSION OF SECURITIES	5

Section 2.1	Conversion of Capital Stock.	5
Section 2.2	Payment for Securities; Surrender of Certificates.	6
Section 2.3	Dissenting Shares.	9
Section 2.4	Treatment of Company Options and Restricted Stock Awards.	9
Section 2.5	Additional Benefits Matters.	11
Section 2.6	Withholding Rights.	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11

Section 3.1	Organization and Qualification; Subsidiaries.	12
Section 3.2	Capitalization.	12
Section 3.3	Authorization; Validity of Agreement; Company Action.	14
Section 3.4	Board Approvals.	15
Section 3.5	Consents and Approvals; No Violations.	15
Section 3.6	Company SEC Documents and Financial Statements.	15
Section 3.7	Internal Controls; Sarbanes-Oxley Act.	16
Section 3.8	Absence of Certain Changes.	17
Section 3.9	No Undisclosed Liabilities.	17
Section 3.10	Litigation.	17
Section 3.11	Employee Benefit Plans; ERISA.	18
Section 3.12	Taxes.	19
Section 3.13	Contracts.	21
Section 3.14	Title to Properties; Encumbrances.	23
Section 3.15	Intellectual Property.	24
Section 3.16	Labor Matters.	25
Section 3.17	Compliance with Laws; Permits; Regulatory Compliance.	26
Section 3.18	Information in the Proxy Statement.	26
Section 3.19	Customers and Suppliers	27
Section 3.20	Opinion of Financial Advisor.	27
Section 3.21	Insurance.	28
Section 3.22	Brokers; Expenses.	28
Section 3.23	Takeover Statutes.	28
Section 3.24	No Other Representations or Warranties.	28

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	28

Section 4.1	Organization and Qualification.	29
Section 4.2	Authorization; Validity of Agreement; Necessary Action.	29
Section 4.3	Consents and Approvals; No Violations.	29
Section 4.4	Litigation.	30
Section 4.5	Information in the Proxy Statement.	30
Section 4.6	Equity Financing.	30
Section 4.7	Sufficient Funds.	31
Section 4.8	Ownership of Company Capital Stock.	31
Section 4.9	Ownership and Operations of Purchaser.	31
Section 4.10	Brokers and Other Advisors.	31
Section 4.11	Solvency.	31
Section 4.12	Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER	33

Section 5.1	Conduct of Business by the Company Pending the Closing.	33
Section 5.2	Nonsolicitation / Competing Proposals.	36

ARTICLE VI ADDITIONAL AGREEMENTS	39

Section 6.1	Notification of Certain Matters.	39
Section 6.2	Access; Confidentiality.	39
Section 6.3	Consents and Approvals.	40
Section 6.4	Publicity.	42
Section 6.5	Directors’ and Officers’ Insurance and Indemnification.	42
Section 6.6	State Takeover Laws.	44
Section 6.7	Obligations of Purchaser.	44
Section 6.8	WARN Act.	44
Section 6.9	Rule 16b-3.	44
Section 6.10	Control of Operations.	45
Section 6.11	Director Resignations.	45
Section 6.12	SEC Filings.	45
Section 6.13	Credit Agreement Amendment.	45
Section 6.14	FIRPTA Certificate.	45

ARTICLE VII CONDITIONS	46

Section 7.1	Conditions to Each Party’s Obligations to Effect the Merger.	46
Section 7.2	Conditions to the Obligations of Parent and Purchaser.	46
Section 7.3	Conditions to the Obligations of the Company.	47
Section 7.4	Frustration of Conditions.	48

ARTICLE VIII TERMINATION	48

Section 8.1	Termination.	48
Section 8.2	Effect of Termination.	49

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ARTICLE IX MISCELLANEOUS	51

Section 9.1	Amendment and Modification; Waiver.	51
Section 9.2	Non-Survival of Representations and Warranties.	52
Section 9.3	Expenses.	52
Section 9.4	Notices.	52
Section 9.5	Certain Definitions.	53
Section 9.6	Terms Defined Elsewhere.	58
Section 9.7	Interpretation.	60
Section 9.8	Counterparts.	60
Section 9.9	Entire Agreement; Third-Party Beneficiaries.	61
Section 9.10	Severability.	61
Section 9.11	Governing Law; Jurisdiction.	61
Section 9.12	Waiver of Jury Trial.	62
Section 9.13	Assignment.	62
Section 9.14	Enforcement; Remedies.	63

Annex I                      Form of Company Certificate

Annex II                      Form of Surviving Corporation Bylaws

Exhibit A                      Form of Press Release

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 22, 2012, is by and among MAI Holdings, Inc., a Delaware corporation (“Parent”), MAI Merger Corp, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Presstek, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Share”), not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Merger Consideration in cash upon the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions are advisable and in the best interests of its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of IAT Reinsurance Company Ltd., Peter Kellogg and certain other holders of Shares affiliated to such Persons, shall be entering into a voting agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) with Parent.

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

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AGREEMENT

ARTICLE I

THE MERGER

Section 1.1 The Merger

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the DGCL.

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Annex I, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in the form attached hereto as Annex II.

Section 1.2 Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), other than those conditions that, by their terms, are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, unless another date or place is agreed to in writing by the Company and Purchaser.

Section 1.3 Effective Time.  Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”  From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Purchaser, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

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Section 1.4 Directors and Officers of the Surviving Corporation.  The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5 Subsequent Actions.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6 Stockholders’ Meeting.

(a) As promptly as practicable following the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”), a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of its stockholders ((including any adjournment or postponement thereof) the “Special Meeting”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  Subject to Section 5.2, the Company shall include in the Proxy Statement the Company Board Recommendation (unless the Company Board of Directors withdraws or modifies its Company Board Recommendation in accordance with Section 5.2).   The Company shall use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement.  The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto.  Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due

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consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.  The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b), mailed to holders of the Shares, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the SEC (or its staff).

(b) Subject to Section 1.6(a), the Company, acting through the Board of Directors, shall take all actions in accordance with applicable Law, its Company Governing Documents and the rules of the Nasdaq to establish a record date for, duly call, give notice of, convene and hold as promptly as practicable the Special Meeting for the purpose of obtaining the Requisite Stockholder Approval; provided, that such record date shall be established no later than ten (10) business days after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and shall cause the Proxy Statement to be mailed to its stockholders at the earliest possible time after resolution of such comments.  Subject to Section 5.2, the Company shall use its reasonable efforts to solicit and obtain from its stockholders proxies giving the Requisite Stockholder Approval and proxies necessary to adjourn or postpone the Special Meeting to solicit additional proxies if there are insufficient votes at the time of the Special Meeting for the Requisite Stockholder Approval and shall take other actions reasonably necessary to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents and the rules of the Nasdaq.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Special Meeting, (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting; provided that, in each case, such adjournment or postponement does change the record date.  Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Special Meeting one (1) time (for a period of not more than 30 calendar days but not past the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 7.1(a) will be satisfied at such meeting. Once the Company has established a record date for the Special Meeting, the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent, unless required to do so by applicable Law (including, in the

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event that the Special Meeting is adjourned or postponed in accordance with this Section 1.6, by implementing such adjournment or postponement in such a way that the Company does not establish a new record date for the Special Meeting, as so adjourned or postponed). The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten (10) business days prior to the date of the Special Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, except as required by applicable Law, the adoption of this Agreement and the Transactions shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the stockholders of the Company at the Special Meeting.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock.  Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares owned by the Company and all Shares owned by Parent, Purchaser and any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $0.50, without interest (the “Merger Consideration”), payable in accordance with this Agreement.  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

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Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent.  Prior to the Effective Time, the Company shall designate a reputable bank or trust company, which shall be reasonably acceptable to Parent, to act as the payment agent in connection with the Merger (the “Paying Agent”).  The Paying Agent agreement pursuant to which the Company shall appoint the Paying Agent shall be in form and substance reasonably acceptable to Parent.  Prior to or at the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into Merger Consideration pursuant to Section 2.1(c) (the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(c), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The Exchange Fund shall be invested by the Paying Agent as reasonably directed by the Company; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II.  Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(b) Procedures for Surrender.  Promptly after the Effective Time (but in no event later than two (2) business days), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be

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entitled to receive in exchange therefor the applicable Merger Consideration, without interest, for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with

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respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands, exercises and perfects its, his or her appraisal rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights and, at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b) The Company shall give prompt notice, and in any event prior to the Effective Time, to Purchaser of any demands received by the Company for appraisal of any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect

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to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Options and Restricted Stock Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, (i) immediately prior to the Effective Time, each outstanding option to purchase Shares (the “Company Options”), under any stock option plan of the Company, including the 2003 Plan, the 2008 Plan or the ESPP, or any other plan, agreement or arrangement of the Company or any Company Subsidiary, including any foreign equity plan, agreement or arrangement (collectively, the “Company Equity Plans”), shall become immediately vested and exercisable in full, (ii) the holders of such Company Options shall have the right to exercise such Company Options until immediately prior to the Effective Time, and (iii) with respect to any Company Options that remain outstanding and are unexercised as of immediately prior to the Effective Time, all such Company Options shall be cancelled and, in exchange therefore, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefore, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share (subject to applicable adjustments) previously subject to such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable (but in no event later than five (5) business days) following the Effective Time.  From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

(b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, (i) immediately prior to the Effective Time, each outstanding restricted stock unit (the “Restricted Stock Units”) and outstanding restricted stock award (the “Restricted Stock Awards”) under the Company Equity Plans shall become immediately vested and distributable upon the consummation of the Merger, and (ii) each vested Restricted Stock Award shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each Share underlying the cancelled vested Restricted Stock Award in accordance with Section 2.1(c) hereof.

(c) The Company shall take all corporate actions necessary to effectuate the treatment of the Company Options, and Restricted Stock Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4 and to ensure that (i) all awards issued under the Company Equity Plans shall be settled as of the Effective Time, and (ii) neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the

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Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 2.4.

(d) As soon as practicable after the Effective Time, and to the extent applicable or required, Parent shall deliver to the holders of Company Equity Awards, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement.

(e) After the Effective Time, all Company Equity Plans shall be terminated and no further Company Equity Awards or other rights with respect to Shares shall be granted thereunder.

Section 2.5 Additional Benefits Matters.  The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Options that are necessary to effect the transactions described in Section 2.4 above pursuant to the terms of the applicable Company Equity Plan and agreements evidencing the Company Options.  All amounts payable pursuant to Section 2.4 shall be paid without interest (unless otherwise noted).

Section 2.6 Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Company Equity Awards, as applicable, any transfer taxes and such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable tax Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.  All transfer taxes payable in connection with the Transactions shall be borne by the relevant holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished on or after December 31, 2011 and prior to the date hereof (the “Filed SEC Documents”), other than the disclosures in such Filed SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward looking in nature (it being acknowledged that clause (i) shall not apply to any

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of Sections 3.2, 3.3, 3.22 and 3.23) and (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter“).  Disclosure of any item in any section or subsection of the Company Disclosure Letter shall provide an exception to or otherwise qualify the representations and warranties of the Company specifically referred to in such disclosure and such other representations and warranties only to the extent that such disclosure shall reasonably appear from the substance of such disclosure to be applicable to such other representations and warranties.  The Company hereby represents and warrants to Parent and Purchaser as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered to or made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC.  The Company is in compliance with the terms of the Company Governing Documents, except such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Schedule 3.1 sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of the close of business on August 22, 2012 (the “Capitalization Date”), (A) 37,425,228 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) no shares of Common Stock were held in the treasury of the Company or otherwise owned by the Company or any Company Subsidiary, (D) 10,753,139 shares of Common Stock were reserved for issuance pursuant to the Company Equity Plans, all of which are reserved for issuance upon exercise of the Company Options or vesting and distribution of Restricted Stock Awards and (E) 100,000 Restricted Stock Units outstanding.   All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms

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thereof, duly authorized, validly issued, fully paid and non-assessable.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company issued and outstanding.  Except for the Company Equity Awards described in the second sentence of this Section 3.2(a), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”), (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or (z) other obligations by the Company or any Company Subsidiary to make any payments based on the price or value of any Equity Interests or dividends paid thereon. Since the Capitalization Date, neither the Company nor any of its Subsidiaries has (1) issued any Equity Interests or incurred any obligation to make any payments based on the price or value of any Equity Interests or dividends paid thereon, other than pursuant to the Options referred to above that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(b) Schedule 3.2(b) sets forth a listing of all outstanding Company Equity Awards as of the Capitalization Date, including (i) a list of all holders of Company Options under the Company Equity Plans, the date of grant, the number of shares of Common Stock subject to such Option and the price per share at which such Option may be exercised, (ii) a list of all holders of Restricted Stock, the date of grant, the number of restricted shares owned by each such holder and the vesting schedule thereof and (iii) a list of all holders of Restricted Stock Units under the Company Equity Plans, the date of grant, the number of Restricted Stock Units owned by each such holder and the number of shares of Common Stock subject to such Restricted Stock Unit.  Each Company Option, Restricted Stock and Restricted Stock Unit (A) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued in all material respects, and (B) in the case of Company Options, has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Common Stock or any capital stock of, or other Equity Interest, of the Company or a Company Subsidiary.  Neither the Company nor any Company Subsidiary has granted any preemptive rights,

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anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(d) Schedule 3.2(d) sets forth, as of the Capitalization Date, the name and jurisdiction of organization of each Company Subsidiary.  Except as set forth on Schedule 3.2(d), the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.  There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Company Subsidiary.

(e) There is no outstanding Indebtedness of the Company or any Company Subsidiary other than Indebtedness identified in Schedule 3.2(e).

Section 3.3 Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Stockholder Approval, if applicable, to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4 Board Approvals.  The Company Board of Directors has unanimously (a) determined that this Agreement, the Merger and the other Transactions are advisable and in the best interests of the stockholders of the Company, (b) approved this Agreement and the Transactions, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 4.7, constituted approval under the provisions of

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Section 203 of the DGCL as a result of which the Transactions, including the and the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL and (c) subject to Section 5.2, directed that this Agreement be submitted to the holders of the Company’s  Common Stock for their adoption and determined to recommend that the stockholders of the Company adopt this Agreement.

Section 3.5 Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or of any similar organizational documents of any of the Company Subsidiaries, (b) require any filing by the Company with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) any Required Governmental Approvals, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the NASDAQ in connection with this Agreement and the Merger), (c) automatically result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6 Company SEC Documents and Financial Statements.

(a) The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2009 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or

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necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.  To the Company’s Knowledge, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 1, 2012. To the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from and, are in accordance with, the books and records of the Company in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position of the Company and Company Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of such companies as of the times and for the periods referred to therein.

Section 3.7 Internal Controls; Sarbanes-Oxley Act.  The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Company’s knowledge, has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

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Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since June 30, 2012, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) From December 31, 2011 through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstances have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) From March 31, 2012 through the date of this Agreement, there has not occurred any action or event that, had such action or event occurred after the date of this Agreement and prior to the Effective Time, would have breached in any material respect any of the covenants contained in Section 5.1(c), (g), (h), (i), (j),  (m), (q), or (r) (in case of (r), only as it relates to the foregoing subsections).

Section 3.9 No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since December 31, 2011 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, and (e) for liabilities incurred in accordance with this Agreement, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation.  Except as set forth on Schedule 3.10 and except for any claims that are not proceedings before a Governmental Entity and which involve solely a claim of monetary damages of less than $5,000 individually (“De-Minimis Claims”)”) and which De-Minimis Claims do not exceed $100,000 in the aggregate, as of the date hereof, there is no claim, action, suit, arbitration, investigation of a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity ( (collectively, a “Legal Proceeding”) pending against (or to the Company’s knowledge, threatened in writing against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such),.  Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity.

Section 3.11 Employee Benefit Plans; ERISA.

(a) Schedule 3.11(a) sets forth a correct and complete list of all material “employee benefit plans” as that term is defined in Section 3(3) of ERISA, and any other material employee benefit plans (including, for the avoidance of doubt, any non-U.S. benefit plans), programs or arrangements of any kind, that are maintained by the

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Company, or to which the Company contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any material liability (contingent or otherwise) (the “Benefit Plans”).

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust.  Each Benefit Plan and any related trust complies in all material respects, and has been administered in compliance in all material respects, with ERISA, the Code, and other applicable Laws. As of the date hereof, no (i) audits or investigations involving any Benefit Plan by or on behalf of any Governmental Entity or (ii) proceedings (other than routine benefit claims), are pending or, to the knowledge of the Company, threatened against or relating to any Benefit Plan, or any fiduciary thereof (in his, her or its capacity as a fiduciary of a Benefit Plan).

(c) No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or in the Ontario Pension Benefits Act), (ii) is subject to Title IV of ERISA or Section 412 of the Code, (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law), or (iv) provides for a “defined benefit provision” as defined in the Income Tax Act  (Canada)  All material contributions and payments required to be made in relation to any Benefit Plan and all premiums due or payable with respect to insurance policies funding any Benefit Plan, as of the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the Financial Statements.

(d) Except as set forth on Schedule 3.11(d), neither the execution of this Agreement, nor the consummation of the Transactions (whether alone or together with any other  event) will (i) entitle any current or former director, officer, employee or independent contractor of the Company to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, or (iii) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.  Except as set forth on Schedule 3.11(d), neither this Agreement (nor the consummation of the Transactions) nor any Benefit Plan or other agreement or contract between the Company and an employee or other individual, could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or shall fail to be deductible under Section 4999 of the Code.

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(e) With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company:  (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most three recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; (vii) the most recent summary plan description and any summary of material modification thereto; (viii) any other material communications with and notices to employees regarding changes in the terms of Benefit Plans offered; and (ix) any material Company policies or employee manuals provided to employees.

(f) To the knowledge of the Company, no compensation paid pursuant to any Benefit Plan by the Company to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and Internal Revenue Service guidance thereunder), violates the requirements of Section 409A of the Code and the regulations promulgated thereunder.

Section 3.12 Taxes.

(a) The Company and the Company Subsidiaries have timely and properly filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were and are true, complete and correct in all material respects.  Except as set forth on Schedule 3.12(a), the Company and the Company Subsidiaries have paid all Taxes required to be paid, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor on the Financial Statements in accordance with GAAP.

(b) To the knowledge of the Company or the Company Subsidiaries, (i) there currently are no audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries, nor have any deficiencies for any Taxes been proposed, asserted or assessed against the Company or the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, examination or other proceedings with regard to any Taxes of the Company or the Company Subsidiaries.

(c) There are no Liens with respect to Taxes upon any property or assets of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(d) None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

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(e) Neither the Company nor the Company Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company or the Company Subsidiaries, and no such extensions or waivers have been requested.

(f) The Company and the Company Subsidiaries have withheld and collected all amounts required by Law or contract to be withheld or collected, including sales and use Taxes and amounts required to be withheld from the wages, salaries and other payments to employees, independent contractors, creditors, stockholders of or consultants to the Company or the Company Subsidiaries, as applicable, and any other third party, except for such failures to withhold or collect as could not otherwise be expected to result in a liability to the Company in excess of $50,000.  The Company and the Company Subsidiaries have complied with all record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party in all material respects.

(g) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (other than Taxes of any member of a consolidated group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor the Company Subsidiaries has made any payments that have, or has been or is a party to any agreement, contract, arrangement or plan that have, resulted or will result, separately or in the aggregate, in the payment of any compensation which would be subject to the deduction limit imposed by Section 162(m) of the Code.

(i) Neither the Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Sections 355 or 361 of the Code.

(j) Since December 31, 2010, neither the Company nor the Company Subsidiaries has (i) changed any financial or Tax accounting methods, policies or practices of the Company or any of the Company Subsidiaries, except as required by a change in GAAP or SEC rules, regulations or guidelines or applicable Law, (ii) made, revoked, or amended any material Tax election of the Company or any of the Company Subsidiaries, (iii) filed any amended Tax Return or claim for refund of the Company or any of the Company Subsidiaries, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company or any the Company Subsidiaries, or (v) settled or compromised any material Tax liability or refund of the Company or any of the Company Subsidiaries.

(k) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from,

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Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) made prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) executed during the six (6) year period ending on the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law), or (v) deferral under Section 108(i) of the Code.

(l) Neither the Company nor any of the Company Subsidiaries has engaged in any “reportable transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any corresponding or similar provisions of state, local or non-U.S. Law.

Section 3.13 Contracts.

(a) Except as filed as exhibits to the Filed SEC Documents, Schedule 3.13(a) sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company is a party or by which any of its properties or assets are bound (the “Company Agreements”) which, to the Company’s knowledge and as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) involves annual expenditures in excess of $250,000 and was not entered into in the ordinary course of business;

(iii) contains any non-compete agreement with an Person who is not an employee of the Company, exclusivity, right of first refusal, rights of first negotiation provisions, including, without limitation, those that restrict the Company or any of its Subsidiaries with respect to the conduct of any line of business, that is material to the Company or that grant to a Person a most favored nation or similar right against the Company;

(iv) relates to a partnership, joint venture, limited liability company or similar arrangement, unless immaterial to the Company business;

(v) is an employment or consulting contract with any current executive officer of the Company or any member of the Company Board of Directors (other than a Benefit Plan listed on Schedule 3.11(a));

(vi) relates to the borrowing of money or extension of credit, in each case having a principal amount of indebtedness in excess of $250,000, other than (A) accounts receivables and payables incurred or arising in the ordinary course of business and (B) any borrowing under the credit facility set up pursuant to the

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Revolving Credit and Security Agreement, dated as of March 5, 2010,  by and among PNC Bank, National Association and the Company (as amended, restated, supplemented or otherwise modified from time to time);

(vii) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock (constituting a business or a line of business) or other equity interests of another Person (A) for aggregate consideration under such Contract (or series of related Contracts) in excess of $250,000 and which occurred since January 1, 2011 or (B) and that contain representations, warranties covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in future payments by the Company or any of its Subsidiaries in excess of $250,000 (in the case of each of clause (A) and (B), other than acquisitions or dispositions of inventory, products, properties and other assets in the ordinary course of business);

(viii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any Subsidiary of the Company;

(ix)  provides for the payment, increase or vesting of any employee benefits or compensation in connection with the Transactions;

(x)  provides for an obligation of the Company to any investment bank, broker, financial advisor, finder or other similar Person in connection with this Agreement or the Transactions; and

(xi) are primarily license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property Rights or licenses out Company IP (other than license agreements for commercially available software on standard terms).

(b) Each contract of the type described above in Section 3.13(a), whether or not set forth in Schedule 3.13(a), is referred to herein as a “Company Material Contract.”  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general equitable principles), (ii) neither the Company nor any of its Subsidiaries has received notice of a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default, either individually or in the aggregate, would not reasonably

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(c) be expected to have a Company Material Adverse Effect, and (iii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company.

(d) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies in all material respects of all of the Company Material Contracts.

Section 3.14 Title to Properties; Encumbrances.  Schedule 3.14 sets forth a list of all real property owned by the Company (the “Owned Real Property”).  Except as would not have a Company Material Adverse Effect, the Company has good and valid title to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens other than Permitted Liens.  To the Company’s knowledge, the Company has valid leasehold interest in all of its material Company Property, subject to no Liens, except for (a) Liens reflected in a balance sheet as of December 31, 2011 (“Balance Sheet Date”), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, and (d) Liens which would not materially interfere with the use of such property or assets by the Company (the foregoing Liens (a)-(d), “Permitted Liens”).  The Company is in compliance with the terms of all leases relating to the Company Property to which they are a party, except such compliance which has not had or would not reasonable be expect to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s knowledge, all such material leases relating to the Company Property are in full force and effect, and the Company enjoys peaceful and undisturbed possession under all such leases.  The Company or a Company Subsidiary owns or leases all of the material personal property shown to be owned or leased by the Company or a Company Subsidiary reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) sets forth for the Owned Company IP: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued; (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (iii) each URL or domain name registered; (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration; and (v)

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for each registered item of industrial property or European Community design, the number and date of registration and the jurisdiction of the registration.

(b) There are no pending disputes against the Company regarding any agreement (1) under which the Company uses or has the right to use any material Licensed Company IP or (2) under which the Company has licensed or otherwise permitted others the right to use any material Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).

(c) The Company owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company owns the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e) The operation of the Company’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of any third party, except for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(f) To the knowledge of the Company, no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending against the Company.  Since January 1, 2009, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company.

(g) Except for such proceedings or actions that, if resolved against the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, to the knowledge of the Company, no such proceedings or actions have been threatened against the Company.

(h) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and, if followed, ensure that the Company and its Subsidiaries are in compliance with all applicable Laws.  Except as has not had and would not

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reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such policies and other legal requirements pertaining to data privacy and data security.  To the Knowledge of the Company, there have been (i) no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

Section 3.16 Labor Matters.

(a) The Company is not a party and has never been a party to any collective bargaining or other labor union contract as of the date of this Agreement.  As of the date of this Agreement, there is no pending or, to the knowledge of the Company; (1) threatened labor dispute, strike or work stoppage against the Company that may materially interfere with the business activities of the Company or, to the knowledge of the Company or (2) union organizational activity or application for certification of a collective bargaining agent with respect to the employees of the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, the Company is not the subject of any proceeding asserting that the Company has committed a material unfair labor practice.

(c) The Company is, and for the past three (3) years has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours and the classification of employees and independent contractors, and has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act, that in each case has or would reasonably be likely to have a Company Material Adverse Effect.

(d) The Company has not during the three (3) year period prior to the date hereof taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law except to the extent such liability would not have a Company Material Adverse Effect.

Section 3.17 Compliance with Laws; Permits; Regulatory Compliance.

(a) As of the date hereof, the Company is in compliance with all Laws which affect the business, properties or assets of the Company, except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has

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been received by the Company or, to the Company’s knowledge, threatened in writing against the Company alleging any material violation of any such Laws.  Notwithstanding anything to the contrary in this Section 3.17(a), the provisions of this Section 3.17(a) shall not apply to matters discussed in Section 3.6, Section 3.7, Section 3.12, Section 3.18, and Section 3.20.

(b) The Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except such invalidities or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Information in the Proxy Statement.  The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser in writing expressly for inclusion therein.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.19 Customers and Suppliers

(a)  Schedule 3.19(a) sets forth a true, correct and complete list of the ten largest customers (excluding one-time customers of presses sold by the Company) to the Company (“Customers”) and the Company Subsidiaries (based on revenue from January 1, 2011, through the date of this Agreement).  None of the Customers have altered, canceled or otherwise terminated, or to the Company’s knowledge, threatened to alter, cancel or otherwise terminate its relationship with the Company or any Company Subsidiary, except to the extent that such alteration, cancellation or termination has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Schedule 3.19(b) sets forth a true, correct and complete list of the ten largest suppliers or vendors (“Suppliers”) to the Company and the Company Subsidiaries (based on purchases from January 1, 2011, through the date of this Agreement), together with the volume of purchases made from such Suppliers during such period.  No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Company Subsidiary.  None of the Suppliers has altered, canceled or otherwise terminated, or to the Company’s knowledge, threatened to alter, cancel or otherwise terminate its relationship with the Company or any Company Subsidiary,

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except to the extent that such alteration, cancellation or termination has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.20 Opinion of Financial Advisor.  The Company Board of Directors has received the opinion of GCA Savvian Advisors, LLC (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the aggregate Merger Consideration to be received by the holders of the Shares (other than Parent and Purchaser) pursuant to this Agreement is fair from a financial point of view to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.

Section 3.21 Insurance.  The Company has all material policies of insurance necessary to provide reasonable coverage of the Company or any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Company believes is adequate for the operation of its business.  All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material increase in premiums with respect to, any such policies.

Section 3.22 Brokers; Expenses.  No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

Section 3.23 Takeover Statutes.  Assuming the accuracy of the representation and warranty contained in Section 4.7, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL.

Section 3.24 No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Purchaser in connection with the Transactions.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of the Transactions, unless any such information is expressly included in a representation or warranty contained in this Article III.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV.  Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification.  Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) such filings

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with the SEC as may be required on behalf of Purchaser and Parent in connection with this Agreement and the Merger or (iv) such filings as may be required under the rules and regulations of the NASDAQ in connection with this Agreement and the Merger), or (c) violate any order, writ, injunction, decree or Law applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets; except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform their obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4 Litigation.  As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened in writing against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5 Information in the Proxy Statement.  None of the information supplied by Parent or Purchaser expressly in writing for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Equity Financing.   Parent has received and delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter (the “Equity Commitment Letter”) from AIP Capital Fund IV, L.P. (the “Equity Provider”) pursuant to which the Equity Provider has committed to provide to Parent (directly or indirectly), subject to the terms and conditions therein, equity financing in an aggregate amount of $30,000,000 at the Closing (being referred to as the “Equity Financing”).  The Equity Commitment Letter has not been amended or modified and the commitments contained in such letter have not been withdrawn or rescinded in any respect and is in full force and effect and constitutes a valid binding obligation.  There are no side letters or other agreements, arrangements, contracts or understandings relating to the Equity Financing to which Parent, Purchaser or any of their respective Subsidiaries are a party other than as expressly set forth in the Equity Financing.  Parent has fully paid any and all commitment and other fees in connection with the Equity Financing that are due as of the date of this Agreement.  Except as otherwise set forth in or contemplated by the Equity Commitment Letter, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Parent, Purchaser, or any of the other parties to the Equity Financing Letter.  Parent has no reason to believe that any of the conditions to the Equity Financing contemplated by the Equity Commitment Letter will not be satisfied or that the Equity Financing will not be made available to Parent and Purchaser on the Closing Date.

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Section 4.7 Sufficient Funds.  Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letter, and (ii) the satisfaction of the conditions set forth in Sections 7.1 and 7.2, Parent has, and Parent will have at the Closing Date and Effective Time the funds necessary to consummate the Merger and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions.

Section 4.8 Ownership of Company Capital Stock.  Neither Sponsor, Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.9 Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.  Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.10 Brokers and Other Advisors.  No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.11 Solvency.  Neither Parent nor Purchaser is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors.  To the Knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration and all expenses and any other repayment or refinancing of debt that may be contemplated in the Equity Commitment Letter, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and payment of all related fees and expenses, the Surviving Corporation will be Solvent.  For purposes of this Section 4.10, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on its and their existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

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Section 4.12 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  Each of Parent and Purchaser has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Purchaser has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes.  In entering into this Agreement, each of Parent and Purchaser has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and each of Parent and Purchaser acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.  Each of Parent and Purchaser acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and the Company Subsidiaries, and their respective affiliates, stockholders, controlling persons or Company Representatives shall not have any liability or responsibility whatsoever to Parent, Purchaser, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Parent Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Purchaser, any Parent Subsidiary or any of their Representatives, or any affiliates, stockholders, or controlling persons of Parent or Purchaser, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Letter) or for fraud in connection therewith.  Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, and has not made, any representations or warranties relating to the Company or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by the Company and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

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ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1, (b) as required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall conduct its businesses in all material respects in the ordinary course consistent with past practice.  To the extent consistent with the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use its and their reasonable efforts to maintain existing relations with material customers, suppliers, distributors, employees and other Persons with whom the Company or the Company Subsidiaries have material business relationships.  Without limiting the generality of the foregoing, except (a) as set forth in Schedule 5.1, (b) as required pursuant to or permitted by this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company;

(c) declare, authorize, set aside, make or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock or enter into any agreement with respect to voting of its capital stock other than the Voting Agreement.

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) from holders of Company Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options to the extent required or permitted under the terms of such Company Options or (ii) only from former employees, directors and consultants in accordance with written agreements in effect as of the date hereof providing for the repurchase of shares at their original issue price in connection with the terms thereof;

(e) issue, sell, grant, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options under the Company Equity Plans or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than

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the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or granted after the date hereof in compliance with the terms of the Agreement;

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), in each case, that is material to the Company;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, in a single transaction or series of related transactions, other than (i) sales, leases and licenses in the ordinary course of business consistent with past practice, and (ii) dispositions of assets no longer used in the operation of the business, and (iii) sales, leases and licenses that are not material to the Company;

(h) (i) incur or assume any long-term or short-term indebtedness except short-term indebtedness made in the ordinary course of business consistent with past practice, or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person (other than the Company and any Company Subsidiary) for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course consistent with past practices; or (iv) cancel any material indebtedness or waive any claims or rights of substantial value, in each case, other than in the ordinary course of business; or (v) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(i) except (i) as required by the terms of any Benefit Plan, agreement or other contract in effect on the date hereof, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person, (A) increase the compensation or other benefits payable or to become payable to officers, directors or employees of the Company, (B) grant any officer, director, or employee of the Company any material increase in severance or termination pay, (C) enter into any employment, consulting, severance or termination agreement with any officer, director or senior employee of the Company, (D) establish, adopt or enter into any collective bargaining agreement or Benefit Plan, or (E) accelerate any rights or benefits, or make any material determinations, under any Benefit Plan; provided, however, the foregoing clauses (A), (B) and (C) shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions, provided such employees are not officers or directors or senior employees of the Company, in each case in the ordinary course, plans, agreements, benefits and compensation arrangements;

(j) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $125,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company previously made available to Parent;

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(k) enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(m) except as required by Law, make, revise or amend any material Tax election, settle or compromise any Tax liability, including via any voluntary disclosure agreement, file any amended Tax Return, prepare or file any Tax Return in a manner materially inconsistent with past practice, surrender any right to claim a material Tax refund, consent to any extension or consent to any waiver of the limitation period applicable to any Tax claim or assessment, or change any annual Tax accounting period;

(n) pay, discharge, compromise or settle any material claim or material litigation, in each case made or pending against the Company, or any of its officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business;

(o) (i) enter into, terminate, materially modify, renew or waive any material provision of any Company Material Contract; and (ii) enter into any new contract or agreement that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Transactions;

(p) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger); and

(q) elect not take any material action with respect to the maintenance of any Company IP that is material to the conduct of the business, enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such Company IP, grant any material refunds, credits, rebates or other allowances by the Company or Company Subsidiaries to any supplier, vendor or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(r) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2 Nonsolicitation / Competing Proposals.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, and except as otherwise provided in this Agreement, the Company shall not, and shall not

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permit any Company Subsidiary, and shall cause its Representatives not to, directly or indirectly:

(t)           solicit, initiate or knowingly facilitate or encourage (including by way of providing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to the submission of any Competing Proposal;

(u)           participate in any negotiations regarding, or furnish to any Person any material nonpublic information with respect to, any Competing Proposal;

(v)           engage in discussions with any Person with respect to any Competing Proposal;

(w)           approve or recommend, or propose publicly to approve or recommend, any Competing Proposal;

(x)           withdraw, amend, or  modify or otherwise propose publicly to withdraw, amend or modify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation;

(y)           enter into any letter of intent, memorandum of understanding or similar document or any agreement, document or commitment providing for any Competing Proposal; or

(z)           agree to do any of the foregoing (any act or failure to act relating to clauses (w) and (x) above, a “Change of Recommendation”).

(b) In the event that a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company (i) fails to send a statement pursuant to Rule 14e-2 promulgated under the Exchange within ten (10) business days after such tender or exchange offer is first published, or (ii) sends a statement pursuant to such Rule 14e-2 that (x) the Company Board of Directors recommends acceptance of such tender or exchange offer, or (y) that the Company Board of Directors expresses no opinion and is remaining neutral toward the bidder's tender offer or is unable to take a position with respect to the bidder's tender offer without the Board of Directors (or any committee thereof) having determined in good faith (after consulting with its legal counsel and financial advisors) that the failure to send such a statement described in (y) is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company’s stockholders under applicable Law, then any such action in (i) and (ii) shall constitute a Change of Recommendation. Notwithstanding the limitations set forth in Section 5.2(a), if at any time after the date hereof but prior to the receipt of the Requisite Stockholder Vote, the Company receives an unsolicited written Competing Proposal which the Company Board of Directors determines in good faith after consultation with legal and financial advisors constitutes or could reasonably be expected

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to lead to, after the taking of any of the actions referred to in either of clause (x) or (y) below, a Superior Proposal, then the Company may (x) enter into negotiations with respect to and execute an Acceptable Confidentiality Agreement with such Person and direct any Person to the provisions of this Agreement, (y) furnish non-public information to the Person making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person a signed Acceptable Confidentiality Agreement and (z) engage in discussions or negotiations with such Person with respect to the Competing Proposal, provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x), (y) or (z) above, the Company shall provide written notice to Parent of such Competing Proposal; provided, further, such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal.  The Company shall keep Parent informed, on a reasonably current basis of any material developments of the status and details of any Competing Proposal or inquiry (including whether such Competing Proposal or inquiry has been withdrawn or rejected and any material change to the terms thereof). Notwithstanding the foregoing, the Company shall have the right to (1) waive the provisions of any Acceptable Confidentiality Agreement to allow another person to make a Competing Proposal on a non-public basis to the Company and the Company Board of Directors, and (2) following the receipt of a written and unsolicited Competing Proposal, contact the Person submitting the Competing Proposal in order to clarify and understand the terms and conditions of the Competing Proposal so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board of Directors may, if the Company receives a Competing Proposal that the Company Board of Directors concludes in good faith (after consultation with legal and financial advisors) constitutes a Superior Proposal and the Company Board of Directors (or any committee thereof) has determined in good faith (after consulting with its legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company’s stockholders under applicable Law, (i) effect a Change of Recommendation and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent and Purchaser, at least four (4) business days in advance of such Change of Recommendation or such termination (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal).  Prior to effecting such Change of Recommendation or terminating this Agreement to enter into a

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definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent, if Parent wishes to, in good faith to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal and in the event of any material change to the material terms of such Superior Proposal during the Notice Period, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the Notice Period shall have recommenced, except that the Notice Period shall be at least one (1) business day, In addition, prior to the Effective Time, the Company Board of Directors may effect a Change of Recommendation in response to an Intervening Event if Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company shall not release any Person from, or waive any provisions of, any confidentiality or similar agreement in favor of the Company; provided, however, that the Company may waive its rights under any confidentiality or similar agreement to the extent necessary to enable the parties subject thereto to make Competing Proposals to the Company.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9, 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that disclosures under this Section 5.2(f) shall not be a basis, in themselves, for Buyer to terminate this Agreement pursuant to Section 8.1.  In addition, it is understood and agreed that, for purposes of this Agreement, any disclosure that constitutes a stop, look, and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act or similar communication to the stockholders of the Company shall not constitute a Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Notification of Certain Matters.  The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of the (i) occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the applicable conditions to closing set forth in Article VII would fail to be satisfied or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing

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set forth in Article VII would fail to be satisfied. or (ii) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (v) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Merger or the Transactions, provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto or otherwise be deemed to be an admission of a Company Material Adverse Effect or, unless expressly stated therein, a breach of a covenant, condition, agreement or representation or warranty contained in this Agreement.  Parent shall notify the Company promptly of any breach of the Equity Commitment Letter or any event or circumstance that occurs that materially adversely impacts Parents and Purchaser’s ability to finance the Merger.

Section 6.2 Access; Confidentiality.  From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall and shall cause the Company Subsidiaries to, upon reasonable prior notice, give Parent and Purchaser, their officers, directors and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analyses, projections, plans, systems, senior management, agents, customers, Tax Returns and records (including the work papers of independent accountants subject to the consent of such independent accountants), offices and other facilities and properties of the Company and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and, during such period, furnish in advance to Parent a copy of each report, schedule, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws.  The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2.  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company or (b) contravene any applicable Law or any applicable antitrust principles or contractual restriction.

Section 6.3 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, to the

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extent applicable, those in connection with any antitrust or competition Law or regulation) (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to any applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to any Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.

(b) Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the Transactions.  Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing.  If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c) The Company and Parent shall give (and Parent shall cause its Subsidiaries to give) any notices to third parties, and use (and Parent shall cause its Subsidiaries to use) reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions, or set forth in the Company Disclosure Letter.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that

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(e) seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(f) Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.4 Publicity.  On the date hereof, the Company shall issue a press release substantially in the form of Exhibit A hereto.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any other press release or other announcement with respect to the Merger, the Transactions, this Agreement or the Voting Agreements without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger, the Transactions or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents and the organizational documents of the Company Subsidiaries, in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents, the organizational documents of the Company Subsidiaries or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.5(a), for a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such

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claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, (i) neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a covered Person for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and (ii) the Covered Persons as a group shall retain only one law firm to represent them with respect to each matter as long as such Covered Persons do not have any defenses which conflict with each other, in which case separate counsel may be retained.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and any Company Subsidiary’s organizational documents.  The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Parent in its sole discretion elects, by giving written notice to the Company at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase, at Parent’s expense, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly

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committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s and Company Subsidiaries’ existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).  If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.5(d) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.6 State Takeover Laws.  If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company Board of Directors shall use its reasonable best efforts to render such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.7 Obligations of Purchaser.  Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger and the Transactions, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8 WARN Act.  Parent and Purchaser shall not take any actions that are not in compliance with WARN Act or similar local laws.

Section 6.9 Rule 16b-3.  Prior to the Effective Time, Parent, Purchaser and the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in

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this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11 Director Resignations.  Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked or be revoked prior to the Effective Time.

Section 6.12 SEC Filings.  The Company shall make available to Parent prior to filing with the SEC all financial results filed with the SEC after the date of this Agreement.

Section 6.13 Credit Agreement Amendment.  The Company shall use commercially reasonable efforts to provide, and shall cause the Company Subsidiaries and their respective Representatives to provide, such cooperation in connection with any proposed amendments or modifications to the Company’s credit facility as may be reasonably requested by Parent.

Section 6.14 FIRPTA Certificate.  It shall be a condition to the consummation of the Merger that the Company shall have delivered to Parent a certificate substantially in the form provided by, and in accordance with, Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h), such form to be reasonably satisfactory to Parent, certifying that the Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder, establishing that no withholding is required with respect to payments in connection with the Transactions (a “FIRPTA Certificate”).  Notwithstanding any provision of this Agreement to the contrary, if Parent does not receive a FIRPTA Certificate prior to the consummation of each of the Offer and the Merger, Parent may waive the conditions set forth in this Section 6.14, and withhold, or cause to be withheld, from any amounts payable or otherwise deliverable in connection with the Transactions in accordance with the requirements of section 1445 of the Code.

Certain Tax Matters.                                           All parties hereto agree that Transaction Deductions shall be deducted on the Tax Return of the Company, Parent or its Subsidiaries, as applicable, based on the rules provided under Treasury Regulations Section 1.1502-76, including the “next day” rule of Treasury Regulations § 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax law as applying to Transaction Deductions.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be

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waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval.  This Agreement shall have been adopted by the Requisite Stockholder Approval;

(b) Statutes; Court Orders.  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and

(c) Termination of the Agreement.  This Agreement shall not have been terminated in accordance with its terms.

Section 7.2 Conditions to the Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:

(a) The representations and warranties of the Company (i) set forth in Section 3.8(b)  shall be true and correct in all respects as of the Effective Time as if made on and as of the Effective Time, (ii) set forth in Section 3.2  and Section 3.22, without giving effect to any materiality or “Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Article III other than those Sections specifically identified in clause (i) or (ii) of this Section 7.2(a) (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect. Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties as of the date hereof set forth in Section 3.2 would increase the aggregate Merger Consideration required to be paid by Parent or Purchaser to effectuate the Merger or cause the Company’s Indebtedness amount disclosed as of the date hereof and provided under Section 3.2(e) to be incorrect, by an aggregate amount of $250,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 7.2(a);

(b) no Company Material Adverse Effect shall have occurred or existed following the execution and delivery of the Agreement that is continuing as of the Effective Time;

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(c) (i) the Company shall have performed, in all material respects, all agreements or covenants required to be performed or complied with by it under the Agreement at or prior to the Effective Time, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect; and

(d) The Dissenting Shares with respect to which Appraisal Rights have been properly demanded shall not exceed more than 7% of the Shares.

Section 7.3 Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct in all respects as of the Effective Time as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where such failures to be so true and correct would not prevent consummation of the Merger provided, that the representations and warranties in Sections 4.2 (Authorizing Validity of Agreement; Necessary Action), 4.1 (Organization and Qualification) and 4.10 (Solvency) shall be true and correct in all material respects as of the Effective Time as though made at and as of the Effective Time.  The Company shall have received a certificate signed on behalf of Parent and Purchaser by an officer of Parent and Purchaser as to the effect of the preceding sentence; and

(b) Performance of Obligations of Parent and Purchaser.  Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

Section 7.4 Frustration of Conditions.  None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or in Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use the standard of efforts required from such party to consummate the Merger and the other Transactions as required by and subject to Articles I and II and Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be

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abandoned, whether before or after the Requisite Stockholder Approval, (except as otherwise provided below) as follows:

(i) by mutual consent of each of Parent and the Company;

(ii) by either Parent or the Company, if there has been a breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform (A) in the case of a breach by the Company shall result in a condition in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied and (B) in the case of a breach by Parent or Purchaser, shall result in a condition in Section 7.3(a), or Section 7.3(b) not being satisfied (and in each case such breach is not curable, or if curable, has not been cured within twenty (20) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(a)(ii) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(iii) by either Parent or the Company, if the Effective Time shall not have occurred by midnight, New York City time on or before December 31, 2012, (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure to consummate the Merger on or prior to the Outside Date;

(iv) by Parent, if the Company Board of Directors shall (a) have effected a Change of Recommendation, (b) shall have failed to include the Company Board Recommendation in the Proxy Statement or (c) the Company materially breaches any of its obligations set forth in Section 5.2;

(v) by the Company by written notice to Parent if, prior to the receipt of the Requisite Stockholders Vote, the Company Board of Directors (or any committee thereof) has received a Superior Proposal, and the Company terminates this Agreement and enters into a definitive agreement with respect to the Superior Proposal pursuant to and in compliance with Section 5.2 and the Company pays the Termination Fee and Parent Expenses on the date of such termination in accordance with Section 8.2;

(vi)  by Parent or the Company if the Requisite Stockholder Approval shall not have been obtained at a duly held Special Meeting or at any adjournment or postponement thereof at which this Agreement has been voted upon; or

(vii) by either the Company or Parent if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently

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restraining, enjoining or otherwise prohibiting the  consummation of the Merger or other Transactions; provided, however, that (x) the party seeking to terminate this Agreement pursuant to this Section 8.1(a)(vii) shall have complied with its obligations under Section 6.3 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling and (y) the right to terminate this Agreement under this Section 8.1(a)(vii) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling was primarily due to the breach in any respect of such party (and in the case of Parent, including Purchaser) of its obligations under this Agreement.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 6.4, Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(c) and Section 9.14, nothing herein shall relieve any party hereto from liability for a material breach of its covenants or agreements set forth in this Agreement or fraud by such breaching party prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs, and may include the benefit of the bargain lost by a party or its stockholders (taking into consideration relevant matters, including the total amount payable to such party or its stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the such party).

(b) Termination Fee, Expenses.

(i) If (A) a Competing Proposal shall have been publicly announced after the date hereof and not withdrawn prior to the Special Meeting or prior to the termination of this Agreement if there has been no Special Meeting, (B) following the occurrence of a public announcement described in the preceding clause (A), this Agreement is terminated by Parent or the Company pursuant to Section 8.1(a)(iii) or Section 8.1(a)(vi), and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Competing Proposal and thereafter such Competing Proposal is consummated (in each case whether or not the Competing Proposal was the same Competing Proposal referred to in clause (A));

(ii) If Parent terminates this Agreement pursuant to Section 8.1(a)(iv) and Parent and Purchaser are not in breach of this Agreement at the time of such termination;

(iii) If the Company terminates this Agreement pursuant to Section 8.1(a)(v);

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then, in any such event under clauses (i), (ii) or (iii) of this Section 8.2(b), within five (5) business days after the date of termination of the Agreement or the consummation of the Competing Proposal, as applicable, the Company shall pay a fee of $1,500,000 in cash (the “Termination Fee”) and, following such termination  upon the payment of the Termination Fee and Parent Expenses as provided in Section 8.2(b)(v), the Company shall have no further liability with respect to this Agreement or the Transactions to Parent or Purchaser, provided however, that, in the event of a termination pursuant to clause (i) of this Section 8.1(b), the Termination Fee payable to Parent shall be reduced by the amount of any Parent Expenses paid or payable to Parent pursuant to Section 8.1(b)(v) that are in excess of the Lower Cap.

(iv) For purposes of this Section 8.2(b), the term “Competing Proposal” used in Section 8.2(b)(i)(C) shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “at least 50%.”

(v) In the event that, (A) The Company shall terminate this Agreement pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi); or (B) Parent shall terminate this Agreement pursuant to Section 8.1(a)(ii), Section 8.1(a)(iv) or Section 8.1(a)(vi)  then in any such event the Company shall pay Parent or its designees, as promptly as possible (but in any event within five (5) business days) following the delivery by Parent of an invoice therefor, all reasonable out-of-pocket fees and expenses incurred by Parent, Purchaser and their respective Affiliates in connection with the Transactions, including, without limitation, an equity commitment fee in connection with the arrangement of the Equity Financing payable by Parent to AIP Capital Fund IV, L.P. in the amount of $450,000  (“Parent Expenses”), provided however, that, the Parent Expenses payable by the Company shall not exceed, (i) in the event that the Termination Fee is payable by the Company upon any such termination, an aggregate amount of $500,000 (the “Lower Cap”), and (ii) in the event the Termination Fee is not payable by the Company upon any such termination, an aggregate amount of $950,000.  The expenses payable pursuant to this Section 8.2(b)(v) shall be paid in cash within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.2(b)(v).

(c) The Termination Fee and Parent Expenses shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay any termination fee on more than one occasion.  Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Fee and Parent Expenses are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Purchaser, in the circumstances in which such Termination Fee or Parent Expenses is payable for the efforts and resources expended and opportunities foregone while negotiating this

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Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee or Parent Expenses, as applicable, from the Company shall be the sole and exclusive remedy of Parent and Purchaser against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement, the Voting Agreements or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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Section 9.3 Expenses.   Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

Section 9.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Purchaser, to:

MAI Holdings, Inc.
c/o American Industrial Partners
535 Fifth Avenue, 32nd Floor
New York, NY 10017
Attention: Kim Marvin
Facsimile: (212) 627-2372

with a copy to:

Ropes & Gray, LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Daniel Evans
Facsimile: (617) 235-0028

and

(b)	if to the Company, to:
Presstek, Inc.
10 Glenville Street
Greenwich, CT 06831
Attention: James R. Van Horn
Facsimile: (203) 769-8099

with copies to:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109-1775
Attention: David Cifrino
Facsimile: (617) 535-3800

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Section 9.5 Certain Definitions.  For the purposes of this Agreement, the term:

“2003 Plan” means the 2003 Stock Option and Incentive Plan of the Company.

“2008 Omnibus Incentive Plan” means the Amended and Restated 2008 Omnibus Incentive Plan of the Company.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains terms (including a standstill) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition, change or occurrence (an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on (A) the condition (financial or otherwise), business or results of operations of the Company, properties or, assets or (B) the ability of the Company to consummate the Offer, the Merger or any other Transaction contemplated by this Agreement; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists, has occurred or is reasonably likely to exist or occur: (i) conditions (or changes therein) in any industry or industries in which the Company operates (including the graphic communications, commercial printing or digital offset solutions industries) (the “Specified Industry”) to the extent that such Effects do not materially and disproportionately have a greater adverse impact on the Company relative to other companies of comparable size to the Company operating in such industry or industries (provided, that any such determination of whether a Company Material Adverse Effect has occurred in connection with such Effects shall be measured with respect to the Company after giving effect to the impact of such Effects at the level of impact generally experienced by other companies operating in such industry or industries), (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions to the extent that such Effects do not materially and disproportionately have a greater adverse impact on the Company relative to other companies of comparable size to the Company operating in the Specified Industry (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (iv) any actions

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taken, or the failure to take any action, pursuant to or in accordance with the terms of this Agreement or at the request or with the consent of Parent or Purchaser and any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Offer and the Merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship arising therefrom, including as a result of the identity of Parent, (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) the outcome of any litigation, investigation or inquiry involving the Company or any Company Subsidiary that has been disclosed in the Company Disclosure Letter, (viii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, Company Benefit Plans, severance arrangements or other arrangements in existence as of the date hereof, and (ix) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such Effects do not materially and disproportionately have a greater adverse impact on the Company relative to other companies of comparable size to the Company operating in such industry or industries.

“Company Property” means any real property and improvements, now or heretofore, leased or operated by the Company.

“Competing Proposal” shall mean any proposal made by a Person or group, within the meaning of Section 13(d) of the Exchange Act  (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 2, 2012 between Parent and the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

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“ESPP” means the 2002 Employee Stock Purchase Plan of the Company.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (vi) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof , (d) trade secrets and confidential information, including, for example, know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) URL and domain name registrations, and (g) other rights to industrial property and European Community designs.

“Intervening Event” means a event or circumstance affecting the business, results of operations,  financial condition or value of the Company and its Subsidiaries taken as a whole that was not known to the Company Board of Directors on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board of Directors as of the date hereof), which event or circumstance, or any consequences

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thereof, becomes known to the Company Board of Directors prior to the time at which the Company receives the Requisite Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“knowledge” will be deemed to be the actual knowledge after reasonable investigation in the case of the Company any of Stanley E. Freimuth, Arnon Dror, Cathleen Cavanna and James R. Van Horn and in the case of Parent, Purchaser will be deemed to be the actual knowledge after reasonable investigation of Kim Marvin, John Becker and Richard Hoffman.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company by third parties and are material to the conduct of the business of the Company.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

 “NASDAQ” means the NASDAQ Global Market LLC.

“on a fully diluted basis” means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that the Company may be required to issue or deliver pursuant to Company Options or other Equity Interests, whether or not then vested or exercisable.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Stockholder Approval” means the vote of the holders of a majority of Company Common Stock entitled to vote thereon shall voted for the adoption of this Agreement.

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“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide written Competing Proposal for or in respect of at least a majority of the outstanding Company Common Stock or all or substantially all of the Company’s assets, made by any Person that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board of Directors considers to be appropriate, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and that, if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of the Company (in their capacity as such) than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any liability for taxes of a predecessor entity), including any interest, penalty, or addition thereto, in each case, whether disputed or not.

 “Transaction Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to (A) payment of any cash bonuses payable in connection with the Closing, (B) payment of severance benefits to employees in connection with the Closing, and (C) the payment of legal, financial advisory, accounting and other fees and expenses of the Company in connection with the transactions contemplated.

“Tax Return” means any report, return, certificate, document, claim for refund, election, estimated tax filing, tax shelter disclosure statements, information return, statement or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

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Section 9.6 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Agreement	Preamble
Appraisal Rights	Section 2.3(a)
Balance Sheet Date	Section 3.14
Base Premium	Section 6.5(d)
Benefit Plans	Section 3.11(a)
Book-Entry Shares	Section 2.2(b)
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Change of Recommendation	Section 5.2(a)(z)
Closing	Section 1.2
Closing Date	Section 1.2
Common Stock	Section 3.2(a)
Company	Preamble
Company Agreements	Section 3.13(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article III
Company Equity Awards	Section 2.4(c)
Company Equity Plans	Section 2.4(a)
Company Financial Advisor	Section 3.20
Company IP Agreements	Section 3.15(b)
Company Material Contract	Section 3.13(b)
Company Options	Section 2.4(a)
Company Permits	Section 3.17(b)
Company SEC Documents	Section 3.6(a)
Company Subsidiary	Section 3.1(b)
Covered Persons	Section 6.5(a)
Customers	Section 3.19(a)
De-Minimis Claims	Section 3.10
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effect	Section 9.5
Effective Time	Section 1.3
Equity Commitment Letter	Section 4.6
Equity Financing	Section 4.6
Equity Interests	Section 3.2(a)
Equity Provider	Section 4.6
Exchange Act	Section 1.6(a)
Exchange Fund	Section 2.2(a)
Filed SEC Documents	Article III

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Financial Statements	Section 3.6(b)
FIRPTA Certificate	Section 6.14
GAAP	Section 3.6(b)
Governmental Entity	Section 3.5
Indemnification Agreements	Section 6.5(a)
Legal Proceeding	Section 3.10
Lower Cap	Section 8.2(b)(v)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Notice Period	Section 5.2(c)
Option Consideration	Section 2.4(a)
Outside Date	Section 8.1(a)(iii)
Owned Real Property	Section 3.14
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	Section 8.2(b)(v)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.14
Preferred Stock	Section 3.2(a)
Proxy Statement	Section 1.6(a)
Purchaser	Preamble
Purchaser Common Stock	Section 2.1
Required Governmental Approvals	Section 6.3(a)
Restricted Stock Awards	Section 2.4(b)
Restricted Stock Units	Section 2.4(b)
Sarbanes-Oxley Act	Section 3.6(a)
SEC	Section 1.6(a)
Securities Act	Section 3.6(a)
Share	Recitals
Solvent	Section 4.10
Special Meeting	Section 1.6(a)
Specified Industry	Section 9.5
Suppliers	Section 3.19(b)
Surviving Corporation	Section 1.1(a)
Termination Fee	Section 8.2(b)(iv)
Transactions	Recitals
Voting Agreement or Voting Agreements	Recitals
Voting Debt	Section 3.2(a)

Section 9.7 Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  All references

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to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof; and

(b) except (i) as provided in Section 6.5 and Section 6.8 (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Purchaser’s breach of this Agreement or the Equity Provider’s or Parent or Purchaser’s breach of the Equity Commitment Letter, such agreements are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

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Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12 Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

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SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (A) Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (c) one or more direct or indirect wholly-owned Subsidiaries of Parent and (B) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more entities affiliated with the Equity Provider.  Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties hereto (on behalf of themselves and any third-party beneficiaries of this Agreement, including the stockholders of the Company) shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, and in the case of the Company, to prevent breaches of the Equity Commitment Letters and to seek to specifically enforce the terms hereof and thereof, and specific performance shall be the sole and exclusive remedy with respect to breaches by the Equity Provider under the Equity Commitment Letter or, subject to Section 9.14(b) below, by the Purchaser or Parent under this Agreement.

(b) The Company may not seek any award of damages under this Agreement except in the event that the Company has first sought specific performance in accordance with Section 9.14(a), and a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Purchaser to consummate the Merger or the obligations of the Equity Provider under the Equity Commitment Letter pursuant to a claim for specific performance brought against Parent or Purchaser in connection with this Agreement.  In the event that (i) a court of competent jurisdiction has under such circumstances entered a judgment awarding damages against Parent or Purchaser at a time at or prior to the Outside Date and (ii) Parent or Purchaser have, within two (2) weeks following such court’s determination, irrevocably committed in writing to the Company to consummate the Merger in accordance with the terms and provisions of this Agreement, then the Company may not seek to enforce any such award of damages granted by such court or accept damages for such alleged breach and  the parties to this Agreement shall cooperate with one another to consummate the Merger as promptly as practicable after the giving of such irrevocable commitments. The Company agrees to cause any pending legal proceeding seeking any such other relief to be dismissed with

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prejudice at such time as Parent and Purchaser consummate the Merger in accordance with this Agreement.

(c) Except as otherwise provided in Section 9.14(a), Section 9.14(b), and Section 8.2(c), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MAI Holdings, Inc.

By	/s/ Paul J. Bamatter
Name: Paul J. Bamatter
Title: Secretary and Treasurer

MAI Merger Corp

By	/s/ Paul J. Bamatter
Name: Paul J. Bamatter
Title: Secretary and Treasurer

Presstek, Inc.

By	/s/ Stanley E. Freimuth
Name: Stanley E. Freimuth
Title: Chairman, President & CEO

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Annex I - 2

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